EXHIBIT 99.1
AMERICAN PACIFIC CORPORATION
Fiscal 2007 Third Quarter Financial Results
Contact: Dana Kelley – (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www. apfc.com
AMERICAN PACIFIC REPORTS OPERATING PROFIT OF $14.2
MILLION FOR THE FIRST NINE MONTHS OF FISCAL 2007
LAS VEGAS, NEVADA, July 31, 2007 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2007 third quarter ended June 30, 2007.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL HIGHLIGHTS
Quarter Ended June 30, 2007 Compared to Quarter Ended June 30, 2006
•	Revenues increased 2% to $43.7 million from $42.8 million.
•	Operating income increased to $3.7 million compared to $1.7 million.
•	Adjusted EBITDA improved to $8.7 million compared to $7.8 million.
•	Diluted earnings per share from continuing operations was $0.08 compared to a diluted loss per share from continuing operations of ($0.12).
Nine Months Ended June 30, 2007 Compared to Nine Months Ended June 30, 2006
•	Revenues increased 23% to $122.2 million from $99.1 million.
•	Operating income increased to $14.2 million compared to an operating loss of ($0.5) million, which included environmental remediation charges of $2.8 million.
•	Adjusted EBITDA improved to $29.2 million compared to $17.8 million.
•	Diluted earnings per share from continuing operations was $0.18 compared to a diluted loss per share from continuing operations of ($0.58).
The current year nine-month period includes a charge of $0.21 per diluted share related to our refinancing activities in February 2007. The prior year nine-month period includes an environmental remediation charge of $0.24 per diluted share.
We acquired our Fine Chemicals segment, or AFC, effective November 30, 2005. Financial results for the first nine months of fiscal 2007 include nine months of contribution from AFC compared to seven months from AFC for the first nine months of fiscal 2006.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues – Revenues for our third quarter of fiscal 2007 increased 2% to $43.7 million primarily attributed to:
•	An increase in revenues from our Fine Chemicals segment of $4.8 million, partially offset by a decrease in revenues from our Specialty Chemicals segment of $2.3 million due to the timing of Grade I AP sales within the fiscal years.
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PHONE (702) 735-2200 • FAX (702) 735-4876
Exhibit 99.1 – pg. 1

For the nine months ended June 30, 2007, revenues increased 23% to $122.2 million attributed to:
•	Nine months of revenue from our Fine Chemicals segment in the fiscal 2007 period compared to seven months of revenue from our Fine Chemicals segment in the fiscal 2006 period.
•	Increases in Specialty Chemicals revenues were driven primarily by higher Grade I AP volume and average price in our fiscal 2007 period.
See further discussion under our Segment Highlights.
Cost of Revenues and Gross Margins – For our fiscal 2007 third quarter, cost of revenues was $30.4 million compared to $30.9 million for the prior year quarter. The consolidated gross margin percentage improved to 31% from 28% in the prior year quarter. For the nine months ended June 30, 2007, cost of revenues increased $9.4 million, or 13%, to $79.7 million from $70.3 million for the prior year period. The gross margin percentage was 35% compared to 29%.
One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in product mix between our two larger segments. Our Specialty Chemicals segment typically has higher gross margins than AFC or our Fine Chemicals segment. Measured in terms of revenues, Specialty Chemicals accounted for 20% and 30% of our operations during the three months and nine months ended June 30, 2007, compared to 26% and 33% in the corresponding prior year periods. Conversely, AFC accounted for 70% and 58% of our operations during the three-month and nine-month periods ended June 30, 2007, compared to 60% and 50% in the corresponding prior year periods.
In addition, the following factors affect our consolidated gross margin comparisons:
•	Specialty Chemicals gross margin percentage improved 15 points for the third quarter and nine points on a year-to-date basis.
•	Fine Chemicals segment gross margins were consistent between the quarterly periods and improved five points on a year to date basis.
See further discussion under our Segment Highlights.
Operating Expenses – For our fiscal 2007 third quarter, operating expenses decreased $0.5 million to $9.7 million from $10.2 million in the third quarter of fiscal 2006. For the nine months ended June 30, 2007, operating expenses increased $1.8 million to $28.3 million from $26.5 million in the prior period primarily due to AFC operating expenses being included for nine months in the current year period compared to seven months in the prior year period. In addition, operating expenses for the periods reflect:
•	A decrease of $1.1 million for the quarter and $2.4 million for the year-to-date period in amortization expense related to AFC intangible assets compared to the prior year periods.
•	An increase of $0.3 million for the quarter and $1.8 million for the year-to-date period for incentive compensation due to improved performance in fiscal 2007.
SEGMENT HIGHLIGHTS
Specialty Chemicals Segment
Quarter Ended June 30, 2007 Compared to Quarter Ended June 30, 2006
•	Revenues decreased 21% to $8.8 million from $11.1 million.
•	Operating profit was $1.9 million, or 22% of revenues compared to $2.0 million, or 18% of revenues. Segment EBITDA was $3.2 million, or 37% of revenues, compared to $3.3 million, or 30% of revenues.
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Exhibit 99.1 – pg. 2

Nine Months Ended June 30, 2007 Compared to Nine Months Ended June 30, 2006
•	Revenues increased 14% to $36.7 million from $32.3 million.
•	Operating profit was $11.8 million, or 32% of revenues compared to $8.9 million, or 28% of revenues.
•	Segment EBITDA was $15.7 million, or 43% of revenues, compared to $12.8 million, or 40% of revenues.
Specialty Chemicals revenues decreased during our fiscal 2007 third quarter compared to the prior year quarter largely due to the timing of Grade I AP orders, primarily under the Minuteman Program. Revenues from Grade I AP experienced a net decrease, comprised of a 34% decrease in volume offset partially by a 5% increase in average price per pound compared to the prior year quarter. Specialty Chemicals revenues also reflect a $0.4 million increase in Halotron revenues and $0.4 million decrease in Sodium Azide revenues for the fiscal 2007 third quarter as compared to the prior year period.
On a year-to-date basis, Specialty Chemicals revenues have increased 14% driven primarily by Grade I AP sales which reported a 10% increase in average price per pound, as a result of custom orders, and a 10% increase in volume.
Grade I AP revenues are typically derived from relatively few large orders. As a result, quarterly comparisons can vary significantly depending on the timing of individual orders throughout the year. The variances in average price per pound are largely due to changes in product mix during periods presented, as certain blends of Grade I AP are sold at higher unit prices than others. Average price per pound may continue to fluctuate somewhat in future periods, dependent on product mix and volume.
Specialty Chemicals operating profit for the fiscal 2007 periods reflects:
•	A 15 point increase in Specialty Chemicals gross margins for the fiscal 2007 third quarter and a five point increase for the year-to-date period primarily because the prior year third quarter included unusually high manufacturing overhead costs.
•	Increases in operating losses from our Sodium Azide products due to lower volumes and continued investment in R&D activities.
•	Increases in Specialty Chemicals operating expenses, primarily due to higher insurance and incentive compensation, which on a year-to date basis, increased $0.7 million and $0.3 million, respectively.
Fine Chemicals Segment
Quarter Ended June 30, 2007 Compared to Quarter Ended June 30, 2006
•	Revenues were $30.7 million compared to revenues of $25.9 million.
•	Operating profit was $5.0 million compared to $3.8 million.
•	Segment EBITDA was $8.4 million, or 27% of revenue, compared to EBITDA of $8.2 million, or 32% of revenue.
Nine Months Ended June 30, 2007 Compared to Nine Months Ended June 30, 2006
•	Revenues were $70.7 million compared to revenues(a) of $50.0 million and pro forma(b) revenues of $68.2 million.
•	Operating profit was $10.8 million compared to operating profit(a) of $4.4 million.
•	Segment EBITDA was $20.9 million, or 30% of revenue, compared to EBITDA(a) of $14.3 million, or 29% of revenue.

(a)	Revenues, operating profit and EBITDA for the prior year period reflect seven months of AFC operations from November 30, 2005.

(b)	Pro forma revenues assume that AFC was acquired effective October 1, 2005.
Fine Chemicals revenues for the third quarter increased $4.8 million versus the prior year third quarter. The increase is substantially due to sales associated with its largest oncology product. Revenues from antiviral products were relatively consistent between the quarterly periods, however, characterized by an
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Exhibit 99.1 – pg. 3

increase from one antiviral product offset by declines in two other antiviral products. To have significant increases or decreases in any single product produced within a quarterly period is a normal result of production cycles. Typically, AFC runs a campaign of one product for several months then changes to another product. The cycles are determined based on customer delivery requirements and the most effective use of the facilities. In addition, during the fiscal 2007 third quarter, AFC shipped significant levels of an antiviral product which is recorded as deferred revenues as of June 30, 2007 because the customer acceptance period had not yet lapsed.
For the quarter ended June 30, 2007, operating profit improved $1.2 million. The improvement is primarily due to the additional gross margin contributed by the higher revenue volume for the fiscal 2007 third quarter. Increases in AFC operating expenses, primarily insurance and pension expense, were offset by a $1.1 million decrease in amortization expense.
On a year-to-date basis, Fine Chemicals revenues increased $20.7 million compared to the prior year period primarily due to the fiscal 2007 period including nine months of AFC operations compared to seven months of operations in the prior year period.
The increase in operating profit for the nine months ended June 30, 2007, reflects:
•	The fiscal 2007 period including nine months of AFC operations compared to seven months of operations in the prior year period.
•	A five point improvement in the gross margin percentage due to changes in product mix to include more R&D and oncology products in the fiscal 2007 period, as well as better absorption of manufacturing overheads due to the higher product volumes.
•	A net increase in operating expenses of $2.6 million, with the most significant increases attributed to insurance, pension costs and incentive bonuses.
•	A decrease in amortization expenses of $2.4 million.
Aerospace Equipment Segment
Quarter Ended June 30, 2007 Compared to Quarter Ended June 30, 2006
•	Revenues decreased 21% to $4.1 million from $5.2 million.
•	Operating profit was $0.3 million compared to $0.4 million.
Nine Months Ended June 30, 2007 Compared to Nine Months Ended June 30, 2006
•	Revenues decreased 6% to $12.6 million from $13.4 million.
•	Operating profit was $0.6 million compared to $0.8 million.
The decrease in revenues for both the fiscal 2007 third quarter and nine-month periods relate to the timing of orders from ISP’s largest customer. ISP completed production under a multi-year contract in May 2007. Production on the follow-on order begins in August 2007. As a result, revenues in the fiscal 2007 periods are reduced by the lag time between the orders.
For the nine months ended June 30, 2007, Aerospace Equipment gross margins have improved approximately three points largely due to the current period activity including more standard production thruster work compared to the prior year periods which included a greater volume of development activities. The higher gross margin contribution was offset by higher general and administrative cost, particularly personnel costs. As a result, operating profit margin for the fiscal 2007 periods was consistent with the prior year periods.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity – As of June 30, 2007, we had cash balances of $21.9 million and no amounts drawn against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit facilities.
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Exhibit 99.1 – pg. 4

Operating Cash Flows – Cash flows from operating activities during the fiscal 2007 nine-month period improved by $18.8 million compared to the prior year nine-month period. Operating activities provided cash of $19.9 million for the fiscal 2007 nine-month period compared to $1.1 million for the prior year period.
Significant components of the change in cash flow from operating activities include:
•	An increase in cash provided by Adjusted EBITDA of $11.4 million.

•	A decrease in cash used to fund working capital increases of $4.6 million, excluding the effects in interest and income taxes.

•	A decrease in cash used for interest payments of $1.3 million, including a payment of $0.4 million for the early payment of our second lien term loan in February 2007.

•	A reduction in cash used for environmental remediation of $3.9 million.

•	An increase in cash taxes paid of $0.8 million.

•	Other increases in cash used for operating activities of $1.6 million.
Cash used to fund working capital decreased during the FY07 nine-month period because the increase in cash provided by deferred revenues and accounts receivable of $21.2 million exceed the increase in cash used to fund inventory, primarily at AFC, of $11.6 million and other increases in cash used for prepaid expenses, accounts payable and accrued expenses of $5.0 million. We consider these working capital changes to be routine and within the normal production cycle of our products. The production of certain fine chemical products requires a length of time that exceeds one quarter. Therefore, in any given quarter, work-in-progress inventory can increase or decrease significantly. Deferred revenues arise primarily because some of our AFC products are subject to customer acceptance periods. Revenue recognition is deferred from the date of shipment until the acceptance period lapses, which is generally occurs in the subsequent quarter. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
Cash used for interest decreased primarily due to the timing of the interest payments. Our current debt instruments require semi-annual interest payments in February and August compared to the debt instruments in place during the prior year nine-month period which required interest payments at the end of each quarter. Cash used for environmental remediation decreased because during fiscal 2006 we were in the construction phase of the project compared to the lower cash requirements of the operating and maintenance phase in fiscal 2007.
Capital Expenditures – During the first nine months of fiscal 2007, we have spent $3.9 million in cash capital expenditures. This rate of expenditures is lower than the prior year period because during the prior year nine-month period we were actively involved in the construction of the new SMB facility at AFC. In addition, our rate of capital expenditure spending to date in fiscal 2007 is less than we expect for the full year. We anticipate that our capital expenditures will increase during our fiscal 2007 fourth quarter, consistent with the annual guidance provided below.
Financing Cash Flows – As previously disclosed, financing cash flows for the fiscal 2006 nine-month period primarily reflect debt issued in connection with our AFC acquisition. Financing cash for the fiscal 2007 nine-month period primarily reflect the refinance and repayment of debt issued in the prior year and the issuance of $110 million unsecured senior notes.
OUTLOOK
We are increasing our guidance for fiscal year 2007. For fiscal 2007, we expect revenues of $175 million, EBITDA of $40 million and operating profit, which is before interest and taxes, of $21 million. The increase in our guidance reflects strong operating performance from our Fine Chemicals segment and improved demand for Grade I AP from our Specialty Chemicals segment. We estimate capital expenditures for fiscal year 2007 will be approximately $10 million.
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Exhibit 99.1 – pg. 5

INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering the 2007 fiscal third quarter financial results. The investor teleconference will be held Tuesday July 31, 2007 at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2852 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference conference ID# 9066835. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast and the press release is available at our website at www.apfc.com, and will be available for replay until our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation all statements regarding our beliefs about future demand for Grade I AP, our Fine Chemicals segment order and operations levels, our working capital changes and future variations, factors that will affect our cost of revenues and gross margins, and all statements in the “Outlook” section of this press release. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Actual results may differ materially from those set forth in the release due to risks and uncertainties inherent in the Company’s business. Factors that might cause such differences include, but are not limited to, the risk of any reduction or changes in NASA or U.S. government military spending, the loss of any one of our limited number of customers, the failure of continued appropriations by Congress for our customers’ existing or future U.S. government contracts, cost over-runs on our fixed price contracts, termination of the U.S. government contracts at its convenience, failure to comply with our customer’s specification and manufacturing instructions or timing and delivery requirements, schedule delays in our manufacturing processes, complex procurement regulations, environmental concerns, our substantial amount of debt, the restrictive debt covenants and the cost of servicing such debt, the ability to secure and maintain adequate liquidity to manage our operations, the hazardous nature of our product, the disruption of the supply of key raw materials, our inability to adapt to rapid technological changes and the other risks and uncertainties detailed in our filings with the Securities and Exchange Commission. Readers of this release are referred to our Annual Report on Form 10-K for the year ended September 30, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and December 31, 2006 for further discussion of these and other factors that could affect future results. The forward-looking statements contained in this news release are made as of the date hereof and American Pacific assumes no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements. In addition, the operating results and cash flows for the three and nine-month periods ended June 30, 2007 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific is a leading manufacturer of specialty and fine chemicals within its focused markets, as well as propulsion products sold to defense, aerospace and pharmaceutical end markets. Our products provide access to, and movement in, space via solid fuel and propulsion thrusters and represent the key active ingredient in drug applications such as HIV, epilepsy and cancer. We also produce specialty chemicals utilized in various applications such as fire extinguishing systems, as well as manufacture water treatment equipment. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
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Exhibit 99.1 – pg. 6

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues	$43,723	$42,840	$122,200	$99,102
Cost of Revenues	30,358	30,931	79,716	70,288

Gross Profit	13,365	11,909	42,484	28,814
Operating Expenses	9,660	10,187	28,264	26,468
Environmental Remediation Charges	—	—	—	2,800

Operating Income (Loss)	3,705	1,722	14,220	(454)
Interest and Other Income	181	55	365	978
Interest Expense	2,709	3,280	9,169	7,405
Debt Repayment Charges	—	—	2,714	—

Income (Loss) from Continuing Operations before Income Tax	1,177	(1,503)	2,702	(6,881)
Income Tax Expense (Benefit)	571	(642)	1,339	(2,624)

Income (Loss) from Continuing Operations	606	(861)	1,363	(4,257)
Loss from Discontinued Operations, Net of Tax	—	(192)	—	(439)

Net Income (Loss)	$606	$(1,053)	$1,363	$(4,696)

Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.08	$(0.12)	$0.19	$(0.58)
Discontinued Operations, Net of Tax	—	(0.02)	—	(0.06)

Net Income (Loss)	$0.08	$(0.14)	$0.19	$(0.64)

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.08	$(0.12)	$0.18	$(0.58)
Discontinued Operations, Net of Tax	—	(0.02)	—	(0.06)

Net Income (Loss)	$0.08	$(0.14)	$0.18	$(0.64)

Weighted Average Shares Outstanding:
Basic	7,378,000	7,304,000	7,345,000	7,299,000
Diluted	7,523,000	7,304,000	7,439,000	7,299,000
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Exhibit 99.1 – 7

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands)

	June 30,	September 30,
	2007	2006

ASSETS
Current Assets:
Cash and Cash Equivalents	$21,899	$6,872
Accounts Receivable	20,574	19,474
Notes Receivable	—	7,510
Inventories	57,627	39,755
Prepaid Expenses and Other Assets	2,098	1,845
Deferred Income Taxes	1,887	1,887

Total Current Assets	104,085	77,343
Property, Plant and Equipment, Net	116,472	119,746
Intangible Assets, Net	7,398	14,237
Deferred Income Taxes	21,701	21,701
Other Assets	8,616	6,428

TOTAL ASSETS	$258,272	$239,455

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$10,759	$11,158
Accrued Liabilities	9,914	11,257
Employee Related Liabilities	5,707	4,600
Environmental Remediation Reserves	565	1,631
Deferred Revenues	22,280	5,683
Current Portion of Debt	230	9,593

Total Current Liabilities	49,455	43,922
Long-Term Debt	110,423	97,771
Environmental Remediation Reserves	15,146	15,880
Pension Obligations and Other Long-Term Liabilities	9,088	9,998

Total Liabilities	184,112	167,571

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — No par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 9,443,541 and 9,359,041 issued	942	933
Capital in Excess of Par Value	87,580	86,724
Retained Earnings	3,675	2,312
Treasury Stock - 2,034,870 shares	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(1,055)	(1,103)

Total Shareholders’ Equity	74,160	71,884

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$258,272	$239,455

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Exhibit 99.1 – -pg. 8

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Nine Months Ended
	June 30,
	2007	2006

Cash Flows from Operating Activities:
Net Income (Loss)	$1,363	$(4,696)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and amortization	14,502	14,166
Non-cash interest expense	1,975	2,314
Share-based compensation	67	287
Non-cash component of debt repayment charges	2,309	—
Gain on sale of assets	—	(610)
Changes in operating assets and liabilities:
Accounts receivable	(1,055)	(5,399)
Inventories	(17,872)	(6,273)
Prepaid expenses	(253)	(3,461)
Accounts payable and accrued liabilities	5,230	6,361
Deferred revenues	16,597	(284)
Environmental remediation reserves	(1,800)	(2,857)
Pension obligations, net	(351)	128
Discontinued operations, net	—	921
Other	(830)	490

Net Cash Provided by Operating Activities	19,882	1,087

Cash Flows from Investing Activities:
Acquisition of business and earnout adjustment	(6,000)	(108,462)
Capital expenditures	(3,930)	(13,429)
Proceeds from sale of assets	—	2,395
Discontinued operations, net	7,510	(403)

Net Cash Used by Investing Activities	(2,420)	(119,899)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	110,000	85,000
Payments of long-term debt	(108,533)	(496)
Short-term borrowings, net	—	4,000
Debt issuance costs	(4,677)	(1,782)
Issuances of common stock	572	158
Excess tax benefit from stock option exercises	203	—
Discontinued operations, net	—	(92)

Net Cash Provided (Used) by Financing Activities	(2,435)	86,788

Net Change in Cash and Cash Equivalents	15,027	(32,024)
Cash and Cash Equivalents, Beginning of Period	6,872	37,213

Cash and Cash Equivalents, End of Period	$21,899	$5,189

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Exhibit 99.1 – pg. 9

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating Segment Data:
Revenues:
Specialty Chemicals	$8,780	$11,098	$36,702	$32,282
Fine Chemicals	30,736	25,889	70,693	49,992
Aerospace Equipment	4,119	5,232	12,560	13,366
Other Businesses	88	621	2,245	3,462

Total Revenues	$43,723	$42,840	$122,200	$99,102

Segment Operating Income:
Specialty Chemicals	$1,935	$1,983	$11,846	$8,935
Fine Chemicals	4,950	3,758	10,795	4,434
Aerospace Equipment	310	445	607	764
Other Businesses	(183)	(456)	564	215

Total Segment Operating Income	7,012	5,730	23,812	14,348
Corporate Expenses	(3,307)	(4,008)	(9,592)	(12,002)
Environmental Remediation Charges	—	—	—	(2,800)

Operating Income (Loss)	$3,705	$1,722	$14,220	$(454)

Depreciation and Amortization:
Specialty Chemicals	$1,290	1,287	$3,858	3,849
Fine Chemicals	3,401	4,486	10,146	9,834
Aerospace Equipment	38	19	104	54
Other Businesses	3	3	9	9
Corporate	127	139	385	420

Total Depreciation and Amortization	$4,859	$5,934	$14,502	$14,166

Segment EBITDA (a):
Specialty Chemicals	$3,225	$3,270	$15,704	$12,784
Fine Chemicals	8,351	8,244	20,941	14,268
Aerospace Equipment	348	464	711	818
Other Businesses	(180)	(453)	573	224

Total Segment EBITDA	11,744	11,525	37,929	28,094
Less: Corporate Expenses, Excluding Depreciation	(3,180)	(3,869)	(9,207)	(11,582)
Plus: Share-based Compensation	—	54	67	287
Plus: Interest Income	181	55	365	978

Adjusted EBITDA (b)	$8,745	$7,765	$29,154	$17,777

Reconciliation of Net Income (Loss) to Adjusted EBITDA (b):

Net Income (Loss)	$606	$(1,053)	$1,363	$(4,696)
Add Back:
Loss from Discontinued Operations	—	192	—	439
Income Tax Provision (Benefit)	571	(642)	1,339	(2,624)
Interest Expense	2,709	3,280	9,169	7,405
Debt Repayment Charges	—	—	2,714	—
Depreciation and Amortization	4,859	5,934	14,502	14,166
Environmental Remediation Charges	—	—	—	2,800
Share-based Compensation	—	54	67	287

Adjusted EBITDA	$8,745	$7,765	$29,154	$17,777

(a)	Segment EBITDA is defined as segment operating income plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income (loss) before loss from discontinued operations, income taxes, interest expense, debt repayment charges, depreciation and amortization, environmental remediation charges, and share-based compensation.
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income from operations as performance measures. EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry. In addition, EBITDA is a significant measurement for covenant compliance under our credit facilities. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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Exhibit 99.1 – pg. 10